Exhibit 99.2

Gesher Acquisition Corp. II Announces Completion of $143,750,000 IPO

NEW YORK, NY, March 24, 2025 (GLOBE NEWSWIRE) -- Gesher Acquisition Corp. II (the “Company”), today announced the closing of its initial public offering of 14,375,000 units, at a price of $10.00 per unit, which includes 1,875,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, resulting in gross proceeds of $143,750,000. Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share and one-half of one redeemable warrant. The units are listed on the Nasdaq Global Market (“Nasdaq”) and commenced trading under the ticker symbol “GSHRU” on March 21, 2025. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “GSHR” and “GSHRW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry but is focused on target businesses located in Israel.

The Company’s management team is led by Ezra Gardner, its Chief Executive Officer and Chairman of the Board of Directors, and Sagi Dagan, its Chief Financial Officer and Director. In addition, the Board of Directors includes Omri Cherni, Yevgeny Neginsky, David Bleustein and Kobi Marenko.

BTIG, LLC acted as sole book-running manager for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from BTIG, LLC, Attention: 65 East 55th Street, New York, New York 10022, by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.gov.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Gesher Acquisition Corp. II
Ezra Gardner
ezra@gesherspac.com